CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)Registration Statement (Form S-8 No. 333-260826) pertaining to the 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan of Solo Brands, Inc.
2)Registration Statement (Form S-3 No. 333-271341) of Solo Brands, Inc. and the related Prospectus of our report dated March 12, 2025 (except for the effects of the reverse stock split discussed in Note 1, as to which the date is March 23, 2026), with respect to the consolidated financial statements for the year ended December 31, 2024 of Solo Brands, Inc. included in this Annual Report (Form 10-K) of Solo Brands, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Dallas, Texas
March 23, 2026